EXHIBIT 99.3

FOR IMMEDIATE RELEASE

FMG ACQUISITION CORP. ANNOUNCES ISSUANCE OF 11% NOTES DUE 2011, ELECTION OF CERTAIN STOCKHOLDERS TO EXCHANGE EXISTING COMMON STOCK FOR NOTES AND TENDER OFFER FOR UP TO 3,320,762 SHARES OF FMG COMMON STOCK

•	FMG to issue approximately $18.3 million face amount of 11% Notes due 2011 (the “Notes”) to two important sets of investors:
o
Bulldog Investors and HBK Master Fund L.P., which have each agreed with FMG to vote for the merger and to collectively exchange 869,565 shares (18.4% of FMG’s IPO shares) of their existing common stock holdings into approximately $7.5 million face amount of Notes upon closing of the merger with United Insurance Holdings, LC

o	New investors, who will purchase approximately $10.8 million of face amount of Notes for $10.0 million in cash upon closing of the merger
•	Simultaneously with or as soon as practical following FMG’s stockholder meeting, FMG to close a conditional tender offer for up to 3,320,762 shares (up to 70.2% of IPO shares) at $8.05 per share
o	The tender offer period will commence prior to the stockholder meeting and close immediately after the stockholder vote, prior to the effective date of the merger
o	Warrant holders will not be able to participate in the tender offer as the tender offer will conclude prior to the effective date of the merger
o	The tender offer will be reduced by the number of FMG shares, if any, whose conversion rights are exercised

Farmington, Connecticut and St. Petersburg, Florida - August 18, 2008 - FMG Acquisition Corp. (OTCBB: FMGQ; FMGQW; FMGQU) (“FMG”) and privately-held United Insurance Holdings LC (“United” or the “Company”) today jointly announced several matters in connection with their pending merger.

FMG entered into an agreement to sell an aggregate of $18,279,570 of newly-issued 11% Notes due three years from the date of issue (the “Notes”) to two sets of investors: (i) Bulldog Investors and HBK Master Fund L.P., which have agreed to vote in favor of the merger and to collectively exchange 869,565 shares (18.4% of FMG’s IPO shares) of their existing common stock holdings into approximately $7.5 million face amount of Notes upon closing of the merger and (ii) new investors, which are expected to purchase approximately $10.8 million of face amount of Notes for $10.0 million in cash upon closing of the merger.

The Notes will:

•	be issued at 93% of face amount;
•	bear interest at the rate of 11% per annum;
•	be callable at 105% of face amount for the 30 day periods following their first and second anniversaries from issuance; and
•	mature three years from issuance.

In addition, United and FMG have amended their merger agreement to account for the private placement of the Notes, the tender offer, and the economic effect of these events for the parties to the merger agreement. The closing of the issuance of the Notes is subject to applicable regulatory approvals and FMG stockholder approval, as well as other customary closing conditions. For more information please see our amended proxy statement to be filed today with the SEC.

FMG will use the proceeds from the issuance of the Notes and its other available cash resources following the closing of the merger to tender for the purchase of up to 3,320,762 shares of its outstanding common stock at $8.05 per share. The tender offer will be reduced by the number of FMG shares, if any, whose conversion rights are exercised. FMG will commence the tender offer prior to the stockholder meeting and will seek to close the tender period simultaneously with, or as soon as possible after, stockholder approval of the merger. The tender offer will be available to all holders of outstanding shares of common stock. The founding stockholders of FMG have agreed not to participate in the tender offer.

Gordon Pratt, Chairman and Chief Executive of FMG, said, "United and its chairman and management have shown great flexibility as we move forward to complete this merger. Our two largest stockholders have put their support behind the merger by providing long term financing and voting in favor of the transaction.” Mr. Pratt went on to say, "The tender offer provides a liquidity option for our stockholders, which some may find attractive. For those wishing to hold their shares, FMG represents an opportunity for stockholders to partner with United’s proven executive team and participate in United’s excellent prospects in the insurance business."

Don Cronin, President and CEO of United, said, “Our business has performed well through the first half of 2008, with earned premium and claim costs on plan due to our disciplined underwriting approach. We continue to see good opportunities in our market, and we look forward to going public through this merger with FMG.”

United’s Chairman, Greg Branch, said, “United is committed to our Vision of being a Responsive, Stable and Innovative insurance provider and to grow our business profitably by being proactive in a changing insurance environment. We believe that this merger will allow the Company and our shareholders more financial flexibility and help us to grow and prosper in the long term. By working creatively with FMG we have put ourselves in a position to complete this merger and prepare us to move to the next positive stage in the life cycle of the company.”

Phillip Goldstein of Bulldog Investors, FMG’s largest stockholder, said, “We are pleased to be in a position to support the management team at FMG—they found a good merger partner in United, and we are voting in favor of the transaction.”

The closing of the merger is subject to customary closing conditions, including the approval of the holders of a majority of outstanding shares of common stock of FMG issued in its initial public offering in October 2007 (the "IPO") that vote on the merger at the stockholders’ meeting. The closing is also subject to holders of less than 30% of FMG's shares of common stock issued in the IPO voting against the merger and electing to exercise their conversion rights. Assuming these conditions are met, FMG anticipates completing the acquisition in the late September or early October 2008.

For additional information on the acquisition see the Form 8-K, that will be filed by FMG within four business days, and can be obtained without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov). United’s website is www.upcic.com.

About FMG Acquisition Corp.

FMG Acquisition Corp. is a blank check company formed in Delaware on May 22, 2007 to acquire a business operating in or providing services to the insurance industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. FMG’s initial public offering was consummated on October 11, 2007, receiving net proceeds of $37.6 million through the sale of 4.7 million units at $8.00 per unit. Each unit is comprised of one share of FMG common stock and one warrant with an exercise price of $6.00. As of June 30, 2008, FMG held $37.5 million (or approximately $7.91 per share) in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about FMG, United, and their combined business after completion of the Merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of FMG’s and United’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: continued compliance with government regulations; changing legislation or regulatory environments; effects of unpredictable catastrophic events; changes in loss reserve estimates; insurance industry trends, rates, availability of reinsurance, and other factors affecting supply and demand; labor and personnel relations; credit risks; changing interpretations of generally accepted accounting principles; general economic conditions; and other relevant risks detailed in FMG’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither FMG, nor United assumes any obligation to update the information contained in this presentation

Additional Information and Where to Find It

This press release is being made pursuant to and in compliance with Rules 145, 165 and 425 of the Securities Act of 1933, as amended, and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. FMG and its directors and executive officers, Pali Capital, Inc., and Raymond James and Associates, may be deemed to be participants in the solicitation of proxies for the special meeting of FMG stockholders to be held to approve the merger. In connection with the proposed acquisition and required stockholder approval, FMG will file with the SEC a preliminary proxy statement and a definitive proxy statement. Stockholders are advised to read, when available, FMG’s preliminary proxy statement/prospectus and definitive proxy statement/prospectus in connection with the solicitation of proxies for the special meeting because these statements will contain important information. The definitive proxy statement/prospectus will be mailed to stockholders as of a record date to be established for voting on the merger. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge, by directing a request to: FMG Acquisition Corp., Forest Park, Second Floor; Farmington, Connecticut 06032. The preliminary proxy statement/prospectus and definitive proxy statement/prospectus, once available, can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

In addition, United and its directors and officers may be deemed to have participated in the solicitation of proxies from FMG stockholders in favor of the approval of the proposed acquisition. Information about United and its directors and officers will be included in the preliminary proxy statement and definitive proxy statement filed by FMG in connection with this transaction.

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CONTACT:	-OR-	INVESTOR RELATIONS:
FMG Acquisition Corp.		The Equity Group Inc.
Larry G. Swets, Jr.		Adam Prior
Chief Financial Officer		Vice President
(630) 626-4391		(212) 836-9606 / aprior@equityny.com